Exhibit 99.1

Ancestry Announces Closing of $2.6 Billion Silver Lake and GIC Strategic Investment
Designates New Members to Expanded Operating Committee
LEHI, Utah, May 23, 2016 - Ancestry.com LLC, the world’s leading provider of online family history and personal DNA testing, today announced that Silver Lake Partners and GIC successfully completed their previously announced transaction to acquire substantial equity stakes in Ancestry at an enterprise value of approximately $2.6 billion.
As a result, Silver Lake and GIC each hold equal minority ownership positions in the company. The Permira funds, Spectrum Equity and Ancestry management, including President and Chief Executive Officer Tim Sullivan and Chief Financial and Chief Operating Officer Howard Hochhauser remain as meaningful equity investors and, along with GIC, continue to own a majority of the Company.
In addition, Ancestry today closed the previously disclosed employee tender offer.
In connection with the closing of the transactions, the Company announced an expanded Operating Committee including: Mike Bingle, Silver Lake; Stephen Evans, Silver Lake; Jason White, Silver Lake; Eric Wilmes, GIC; Alex Moskowitz, GIC; Andrew Skrilow, GIC; Vic Parker, Spectrum Equity; Tim Sullivan, Ancestry; and Howard Hochhauser, Ancestry.
"We are pleased to welcome an outstanding team to our Operating Committee," said Tim Sullivan, Chief Executive Officer of Ancestry.com. “Their depth of experience and expertise in scaling technology companies will fuel growth across our entire business as we continue to pioneer the market for self-discovery and help people around the world learn more about who they are and where they come from."

About Ancestry
Ancestry, the leader in family history and consumer genomics, harnesses the information found in family trees, historical records, and DNA to help people gain a new level of understanding about their lives. Ancestry has more than 2.3 million paying subscribers across its core Ancestry websites and more than 1.5 million DNA samples in the AncestryDNA database. Since 1996, more than 17 billion records have been added, and users have created more than 80 million family trees on the Ancestry flagship site and its affiliated international websites. Ancestry offers a suite of family history products including Archives, Fold3, Newspapers.com and AncestryDNA sold by its subsidiary, Ancestry.com DNA, LLC, and the AncestryHealth product, offered by its subsidiary AncestryHealth.com, LLC.
About Silver Lake
Silver Lake is the global leader in technology investing, with over $24 billion in combined assets under management and committed capital. The firm’s portfolio of investments collectively generates more than $100 billion of revenue annually and employs more than 210,000 people globally. Silver Lake has a team of approximately 100 investment and value creation professionals located in New York, Menlo Park, San Mateo, London, Hong Kong and Tokyo. The firm’s current portfolio includes leading technology and technology-enabled businesses such as Alibaba Group, Avaya, Broadcom Limited, Cast & Crew, Ctrip, Dell, Global Blue, GoDaddy, Intelsat, Motorola Solutions, Quorum Business Solutions, Red Ventures,

Sabre, Smart Modular, Solar Winds, Vantage Data Centers, and WME/IMG. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.
About GIC
GIC is a leading global investment firm with well over US$100 billion in assets under management. Established in 1981 to secure the financial future of Singapore, the firm manages Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including real estate, private equity, equities and fixed income. In private equity, GIC invests through funds as well as directly in companies, partnering with our fund managers and management teams to help world class businesses achieve their objectives. GIC employs more than 1,200 people across offices in Singapore, Beijing, London, Mumbai, New York, San Francisco, Sao Paulo, Seoul, Shanghai, and Tokyo. For more information, please visit www.gic.com.sg.
About Permira
Permira is a global investment firm that finds and backs successful businesses with ambition. Founded in 1985, the firm advises funds with a total committed capital of approximately €25 billion (US$28 billion). The Permira funds make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. In the past 30 years, the Permira funds have made over 200 private equity investments in five key sectors: Consumer, Financial Services, Healthcare, Industrials and Technology. The Permira funds have a long track record of successfully investing in technology companies around the world including Informatica, Magento Commerce, NDS, Genesys, Ancestry.com, TeamViewer, Renaissance Learning, Metalogix, LegalZoom, and Teraco. Since 1997, over 33% of the Permira funds' investments have been in the core sector of Technology. Permira employs over 200 people in 14 offices across North America, Europe, the Middle East and Asia. For more information visit: www.permira.com
About Spectrum Equity
Founded in 1994 with offices in Boston and San Francisco, Spectrum is a leading growth equity firm that provides capital and strategic support to its portfolio companies. Spectrum has invested in over 120 companies in the last 20 years - representative investments include Ancestry.com, BATS, GrubHub, Lynda.com, Passport Health, Prezi, SurveyMonkey, Teachers Pay Teachers, Verafin and WeddingWire. For more information about Spectrum visit www.spectrumequity.com.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "appears," "may," "designed," "expect," "intend," "focus," "seek," "anticipate," "believe," "estimate," "predict," "potential," "should," "continue" or "work" or the negative of these terms or other comparable terminology. Such risks and uncertainties include a variety of factors, some of which are beyond the company's control. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Information concerning these and additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the period ended March 31, 2016, which was filed with the Securities and Exchange Commission on April 29, 2016, and in discussions in other of our Securities and Exchange Commission filings. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Media Contacts
Ancestry
Brandon Borrman, 415-795-6786, bborrman@ancestry.com
Silver Lake
Patricia Graue, 212-333-3810, silverlake@brunswickgroup.com
GIC
Ms. Jennifer Lewis, (+65) 6889 8383, jenniferlewis@gic.com.sg
Ms. Mah Lay Choon, (+65) 6889 6841, mahlaychoon@gic.com.sg
Permira
Noémie de Andia, +44 (0) 207 632 1159
Brooke Gordon, +1 (212) 687-8080
Megan Bouchier, +1 (415) 618-8750